EXHIBIT 12


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                              CHEMED CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                         For the Years Ended December 31,
                                        --------------------------------------------------------------  For the Three Months Ended
                                                                                         2003                   March 31, 2004
                                                                              ------------------------   -------------------------
                                         1999     2000        2001      2002  Historical  Pro Forma (a)  Historical  Pro Forma (a)
                                         ----     ----        ----      ----  ----------  -------------  ----------  -------------
Earnings
  Income/(loss) from continuing
    operations
  before income taxes                    $26,150  $29,986   $(15,727)  $(2,403)  $  328     $  2,139      $(3,502)    $(2,631)
  Fixed charges                           10,603   10,869      8,463     5,619    4,799       27,999        3,523       7,400
  Amortization of deferred financing          -         -          -         -        -        2,980          218         461
    costs
  Capitalized interest                      (927)    (500)         -         -        -            -            -           -
                                         -------  -------   -------    -------   -------    --------      -------     --------
    Earnings                             $35,826  $40,355   $(7,264)   $ 3,216   $5,127     $ 33,118      $   239     $ 5,230
                                         =======  =======   =======    =======   =======    ========      =======     ========

Fixed Charges:
  Interest expense                       $ 7,680  $ 8,408   $ 6,536    $ 4,007   $3,211     $ 26,317      $ 2,905     $ 6,307
  Amortization of deferred financing           -        -         -          -        -       (2,980)        (218)       (461)
    costs
  Interest component of rent expense       1,996    1,961     1,927      1,612    1,588        4,662          836       1,554
  Capitalized interest                       927      500         -          -        -            -            -           -
                                         -------  -------   -------    -------   -------    --------      -------     --------
    Fixed charges                        $10,603  $10,869    $8,463    $ 5,619   $4,799     $ 27,999      $ 3,523     $ 7,400
                                         =======  =======   =======    =======   =======    ========      =======     ========

Ratio of Earnings to Fixed Charges          3.4x     3.7x         -(b)    0.6x(b)  1.1x         1.2x         0.1x (b)     0.7x (b)
                                         =======  =======   =======    =======   =======    ========      =======     ========

___________

(a)  Pro forma amounts assume the acquisition of Vitas and the related financing were completed on January 1 of the respective periods.

(b)  In the years ended December 13, 2001 and 2002, and the three months ended March 31, 2004 (historical and pro forma), our earnings were insufficient to cover fixed charges by $15,727, $2,403, $3,284 and $2,170, respectively.

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